Exhibit 10(iii)(f)



                            EXXON MOBIL CORPORATION
                 1997 NONEMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
                (as amended and restated effective October 1, 2000)


I. Purpose. The purpose of the 1997 Nonemployee Director Restricted Stock Plan is to provide ownership of the Corporation's common stock to nonemployee members of the Board in order to improve the Corporation's ability to attract and retain highly qualified individuals to serve as directors of the Corporation; to provide competitive remuneration for Board service; to enhance the breadth of nonemployee director remuneration; and to strengthen the commonality of interest between directors and shareholders.

II. Effective Date. The Plan was originally adopted by the Board on January 29, 1997. The amendment and restatement of the Plan adopted by the Board on September 27, 2000, shall become effective October 1, 2000.

III.  Definitions. In this Plan, the following definitions apply:

      (1)  "Award" means a restricted stock award granted under this Plan.

      (2)  "Board" means the Board of Directors of the Corporation.

      (3)  "Common stock" means Corporation common stock without par value.

      (4) "Corporation" means Exxon Mobil Corporation, a New Jersey corporation.

      (5) "Disability" means a medically determinable physical or mental impairment which renders a participant substantially unable to function as a director of the Corporation.

      (6) "Nonemployee director" means any member of the Corporation's Board who is not also an employee of the Corporation or of any affiliate of the Corporation.

      (7) "Participant" means each nonemployee director to whom a restricted stock award is granted under the Plan.

      (8) "Plan" means this Exxon Mobil Corporation 1997 Nonemployee Director Restricted Stock Plan.

      (9) "Restricted period" means the period of time from the date of grant of an award until the restrictions lapse.

      (10) "Restricted stock" means any share of common stock granted under the Plan while subject to restrictions.









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      (11)  "Share" means a share of common stock of the Corporation issued and reacquired by the Corporation or previously authorized but unissued.

IV. Administration. The Board shall administer the Plan. The Chairman of the Board shall have responsibility to conclusively interpret the provisions of the Plan and decide all questions of fact arising in its application. Determinations made with respect to any individual participant shall be made without participation by that director.

This Plan and all action taken under it shall be governed, as to construction and administration, by the law of the State of New York.

During the restricted period shares of common stock granted under the Plan are not subject in whole or in part to attachment, execution, or levy of any kind.

V.    Eligibility and Awards.

Each person who becomes a nonemployee director for the first time after October 1, 2000 shall be granted an award of four thousand (4,000) shares of restricted stock, effective as of the date such person becomes a nonemployee director.

Each incumbent nonemployee director on September 27, 2000, who was not formerly a nonemployee director of Mobil Corporation, shall be granted an award of four thousand (4,000) shares of restricted stock, effective as of October 1, 2000.

Commencing with the year 2001, each incumbent nonemployee director shall be granted an award of twelve hundred (1,200) shares of restricted stock, effective as of the beginning of each year.

Each incumbent nonemployee director on September 27, 2000, shall be granted an award of one hundred fifty (150) shares of restricted stock, effective as of October 1, 2000.

Each award shall be evidenced by a written instrument or agreement executed by or on behalf of the Corporation and the participant.

VI. Restricted Period. The restricted period shall commence on the date an award is granted and shall expire upon the earlier to occur of the participant's termination of service on the Board after reaching the age, as determined by the Board, at which the participant is no longer eligible to stand for election, or by reason of disability or death.

Upon recommendation of the Chairman, the Board shall have the right in its sole and absolute discretion to bring the restricted period to an earlier expiration with respect to some or all of the restricted stock of any individual participant.








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VII.  Terms and Conditions of Restricted Stock. A stock certificate representing the number of shares of restricted stock granted shall be registered in the participant's name but shall be held in custody by the Corporation or its agent for the participant's account. Each restricted stock certificate shall bear a legend giving notice of the restrictions. Alternatively, in the sole discretion of the Corporation, shares of restricted stock may be held in book-entry form by the Corporation or its agent for the participant's account, with appropriate notation of the restrictions made in the custodian's records. Each participant must also endorse in blank and return to the Corporation a stock power for the shares of restricted stock.

During the restricted period the participant shall not be entitled to delivery of certificates for the restricted stock and cannot sell, transfer, assign, pledge, or otherwise encumber or dispose of the restricted stock. Otherwise during the restricted period the participant shall have all rights and privileges of a shareholder with respect to the restricted stock, including the rights to vote the shares and to receive dividends paid (other than in stock). If the participant has remained a member of the Board for the entire restricted period, restrictions shall lapse at the end of the restricted period. If the participant ceases to be a member of the Board prior to the expiration of the restricted period, all of the shares of restricted stock shall be forfeited and all right, title, and interest of the participant to such shares shall terminate without further obligation on the part of the Corporation.

At the expiration of the restricted period, one or more stock certificates free of all restrictions for the number of shares of restricted stock registered in the name of a participant shall be delivered to that participant or that participant's estate.

VIII. Regulatory Compliance and Listing. The issuance or delivery of any shares of restricted stock may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

IX. Adjustments. Whenever a stock split, stock dividend, or other relevant change in capitalization occurs:

      the number of shares specified to be granted under this Plan upon first entitlement and annually thereafter shall be appropriately adjusted, and any new, additional, or different shares or securities issued with respect to restricted stock previously awarded under the Plan will be delivered to and held by the Corporation or its agent for the participant's account and will be deemed included within the term restricted stock.






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X.    Amendment of the Plan. Upon recommendation of the Chairman, the Board can from time to time amend this Plan or any provision thereof prospectively or retroactively, or can cease making further awards hereunder.























































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